EX99-2(n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-160874 on Form N-2 of our report dated May 28, 2010, relating to the financial statements and financial highlights of PNC Long-Short Fund LLC appearing in the Annual Report on Form N-CSR of PNC Long-Short Fund LLC for the year ended March 31, 2010, and to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois

August 12, 2010